Exhibit 4.62

SHAREHOLDERS’ VOTING RIGHTS ENTRUSTMENT AGREEMENT

Regarding

[BEIJING YOUYUE HUDONG INFORMATION SCIENCE CO., LTD.]

By and among

[BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.]

[BEIJING YOUYUE HUDONG INFORMATION SCIENCE CO., LTD.]

[TAO LU]

[HUI SONG]

And

OTHERS

December 1, 2015

SHAREHOLDERS’ VOTING RIGHTS ENTRUSTMENT AGREEMENT

This SHAREHOLDERS’ VOTING RIGHTS ENTRUSTMENT AGREEMENT (the “Agreement”) is entered into on December 1, 2015 in [Beijing], the People’s Republic of China (“China” or “PRC”) by and among the following Parties:

(1)             [BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.] (the “WFOE”)

Registered address: [South of 04-00 & 01, 14F, No.35 Anding Road, Chaoyang District, Beijing]

Legal representative: [ Yahong ZHANG ]

(2)             [BEIJING HUDONG YOUYUE INFORMATION SCIENCE CO., LTD.] (the “Domestic Company”)

Registered address: [Building 2, No.12 Jia, West Dawang Road, Chaoyang District, Beijing (No.22678, Fuhuaqi, National Advertising Industry Park)]

Legal representative: [ Tao LU ]

(3)             [ Tao LU ], a citizen of China

(4)             [ Hui SONG], a citizen of China

(5)             [ Yu ZHANG ], a citizen of China

(Tao LU, Hui SONG, Yu ZHANG are collectively referred to as the “Existing Shareholders”)

WHEREAS:

1.                  As of the date of the signing of this Agreement, the Existing Shareholders are the entire existing shareholders of the Domestic Company, and hold all the equity interests in the Domestic Company;

2.                  The Existing Shareholders intend to grant the person designated by the WFOE the authority to exercise the voting rights enjoyed by them in the Domestic Company, and the WFOE agrees to designate the relevant person to accept such authorization.

NOW, THEREFORE, upon friendly negotiations, the Parties agree as follows:

ARTICLE I. ENTRUSTMENT OF VOTING RIGHTS

1.1       The Existing Shareholders hereby irrevocably warrant that, after the execution of this Agreement, they will execute a power of attorney to authorize the individual designated by the WFOE (the “Authorized Person”) to exercise the following rights enjoyed by the Existing Shareholders as the shareholders of the Domestic Company as granted by the articles of association of the Domestic Company then in effect (collectively the “Authorized Rights”):

(1)         attending the shareholders’ meeting of the Domestic Company as the representative of the Existing Shareholders;

(2)         representing the Existing Shareholders to vote for all the matters that shall be discussed and resolved by the shareholders’ meeting;

(3)         proposing the convention of the extraordinary shareholders’ meeting;

(4)         any shareholders’ rights as specified by laws; and

(5)         other shareholders’ voting rights under the articles of association of the Domestic Company (including any other shareholders’ voting rights as provided in such amended articles of association).

1.2           The precondition for the above authorization and entrustment is that the Authorized Person shall be a Chinese citizen and that the WFOE consents to the above authorization and entrustment.  Only when the WFOE delivers written notice to the Existing Shareholders requiring replacement of the Authorized Person, shall the Existing Shareholders promptly revoke the authorization to the existing Authorized Person hereunder and authorize the Chinese citizen otherwise designated by the WFOE to exercise the Authorized Rights according to this Agreement, and the new authorization and entrustment, once made, shall supersede the original authorization and entrustment; except for the above circumstance, the Existing Shareholders shall not revoke the authorization and entrustment granted to the Authorized Person.

1.3           The Authorized Person shall perform the entrusted obligations within the scope of the authorization under this Agreement in a prudent and diligent manner.  The Existing Shareholders shall acknowledge and be liable for any legal consequences arising from the exercise of any of the Authorized Rights by the Authorized Person.

1.4       The Existing Shareholders hereby confirm that the Authorized Person does not need to seek the opinion from the Existing Shareholders before exercising the above Authorized Rights, unless otherwise provided by PRC Laws.  However, after each resolution is adopted or the proposal for convention of extraordinary shareholders’ meeting is made, the Authorized Person shall notify the Existing Shareholders regarding such promptly.

1.5          The Existing Shareholders hereby confirm that the Authorized Person has the right to designate any entity or individual to exercise the Authorized Rights under Article 1.1 of this Agreement without consent of the Existing Shareholders.

1.6          The Existing Shareholders hereby confirm that after the execution of this Agreement, they will authorize the Authorized Person to exercise the entire shareholder’s rights which they have, no matter what kind of changes take place in their shareholding percentages of the Domestic Company.

ARTICLE II. RIGHT TO INFORMATION

For the purpose of exercising the Authorized Rights hereunder, the Authorized Person shall be entitled to have access to various information of the Domestic Company such as the operation, business, clients, finance, employees of the company, and the relevant materials of the Domestic Company (including but not limited to any accounts, financial statements, contracts, internal correspondences, meeting minutes of board of directors and other documents related to the finance, business and operation), and the Existing Shareholders and the Domestic Company shall fully cooperate with the exercising of the above rights by the Authorized Person.

ARTICLE III. EXERCISE OF THE AUTHORIZED RIGHTS

3.1       The Existing Shareholders shall provide full assistance to the exercise of the Authorized Rights by the Authorized Person, including promptly executing the shareholders’ resolution of the Domestic Company as adopted by the Authorized Person or other relevant legal documents when necessary (including for satisfying the documentation requirements for government approvals, registrations and filings).

3.2       At any time during the term of this Agreement, if the Existing Shareholders sell or transfer part or all of their equity interests to any third party after obtaining consent of the WFOE, the Existing Shareholders shall ensure the aforesaid third party to sign an agreement before the closing of such equity interests transfer, of which both the form and content are basically consistent with this Agreement, unless such requirement is exempted pursuant to a prior written consent by the WFOE.

3.3       In case at any time during the term of this Agreement, the grant or exercise of the Authorized Rights hereunder cannot be realized for any reason (except for default by the Existing Shareholders or the Domestic Company), the Parties shall promptly seek the alternative arrangement most similar to the provision that cannot be realized, and execute a supplementary agreement amending or adjusting the provisions of this Agreement when necessary, so as to ensure the sustainable realization of the purpose of this Agreement.

ARTICLE IV. EXEMPTION AND INDEMNITY

4.1       The Parties acknowledge that the WFOE shall not be required to be liable to or make any economic or other indemnity to other Parties or any third party due to the exercise of the Authorized Rights by the entity/ person designated by the WFOE under this Agreement, if the WFOE designate any entity/ individual to exercise the Authorized Rights under this Agreement.

4.2       The Domestic Company and the Existing Shareholders agree to severally and jointly indemnify and hold harmless the WFOE and the Authorized Person from all losses incurred or may be incurred due to the exercise of the Authorized Rights by the Authorized Person, including but not limited to any losses caused by lawsuits, demands, arbitrations, claims initiated by any third parties or administrative investigations initiated and penalties imposed by government agencies.  If such losses are due to the WFOE’s deliberate action or gross negligence, such losses shall be excluded from such indemnity.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES

5.1       The Existing Shareholders hereby represent and warrant as follows:

5.1.1                              The Existing Shareholders are Chinese citizens with full civil capacity, full and independent legal status and legal capacity, and may act as an eligible party to litigation independently.

5.1.2                              The Existing Shareholders have the full power and authorization to execute and deliver this Agreement and all other documents relevant to the contemplated transaction hereunder to be executed by them, and to consummate the contemplated transaction hereunder.

5.1.3                              This Agreement shall be legally and duly executed and delivered by the Existing Shareholders.  This Agreement shall constitute legal and binding obligation upon the Existing Shareholders, and can be enforced against the Existing Shareholders in accordance with this Agreement.

5.1.4                              The Existing Shareholders are the registered legal shareholders of the Domestic Company when this Agreement comes into effect, and have paid the full amount of their subscribed registered capital contribution to the Domestic Company. Except for the rights created under this Agreement, the Equity Pledge Agreement by and among the Shareholders and the WFOE, and the Exclusive Purchase Option Agreement by and among the Shareholders, the Domestic Company and the WFOE, the Authorized Rights shall be free of any third party rights. Pursuant to this Agreement, the Authorized Person may completely and fully exercise the Authorized Rights in accordance with the articles of association of the Domestic Company then in effect.

5.2       The WFOE and the Domestic Company hereby respectively represent and warrant as follows:

5.2.1                              Each of the WFOE and the Domestic Comapny is a limited liability company duly registered and existing under the PRC Laws with independent legal person status.  Each of the WFOE and the Domestic Company has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an eligible party to litigation independently.

5.2.2                              Each of the WFOE and the Domestic Company has the full internal corporate power and authorization to execute and deliver this Agreement and all other documents relevant to the contemplated transaction to be executed by it, and to consummate the contemplated transaction.

5.3       The Domestic Company further represents and warrants that the Existing Shareholders are the registered and legal shareholders of the Domestic Company when this Agreement comes into effect, and have paid the full amount of their subscribed registered capital contribution to the Domestic Company.  Pursuant to this Agreement, the Authorized Person may completely and fully exercise the Authorized Rights in accordance with the articles of association of the Domestic Company then in effect.

ARTICLE VI. TERM OF THE AGREEMENT

6.         This Agreement shall become effective upon the execution by the Parties, and shall remain in effect unless terminated in accordance with Article 8.1 of this Agreement or pursuant to the WFOE’s request in writing.

ARTICLE VII. NOTICE

7.1       All notices, requests, demands and other correspondences required by or in accordance with this Agreement shall be delivered to the relevant Party in writing.

7.2       The above notices or other correspondences shall be deemed to be properly delivered upon sending when delivered through fax or telegraph, upon delivered in person when personally delivered, or at the fifth (5th) day of mailing if sent by mail.

ARTICLE VIII. DEFAULT LIABILITIES

8.1       The Parties agree and acknowledge that, in the event that a Party (the “Defaulting Party”) substantially violates any of the agreements hereunder or fails to perform any of its obligations hereunder substantially, it shall constitute a default under this Agreement (the “Default”).  Any of the non-defaulting parties (the “Non-defaulting Party”) shall be entitled to request the Defaulting Party to rectify the Default or take remedial measures within a reasonable period.  In the event that the Defaulting Party fails to rectify the Default or take remedial measures within a reasonable period or within ten (10) days after a written notice sent by the Non-defaulting Party to the Defaulting Party requesting for the rectification, and if the Defaulting Party is any of the Existing Shareholders or the Domestic Company, the Non-defaulting Party shall be entitled to determine, at its sole discretion, to: (1) terminate this Agreement and request the Defaulting Party to indemnify all losses incurred by the Non-defaulting Party, or (2) request the Defaulting Party to continue to perform its obligations hereunder and indemnify all losses incurred by the Non-defaulting Party; if the Defaulting Party is the WFOE, the Non-defaulting Party shall be entitled to request the Defaulting Party to continue to perform its obligations hereunder and to indemnify all losses incurred by the Non-defaulting Party.

8.2       The Parties agree and acknowledge that the Existing Shareholders or the Domestic Company shall not request to early terminate this Agreement for any reason under any circumstances, except otherwise required under the law or under this Agreement.

8.3       Notwithstanding any other provisions hereunder, this Article shall survive the suspension or termination of this Agreement.

ARTICLE IX. MISCELLANEOUS

9.1       This Agreement shall be signed in eight [5] originals in Chinese. Each original shall have equal legal force, and each Party shall retain one (1) original of this Agreement in each language.

9.2       The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

9.3       Any dispute arising out of or relating to this Agreement shall be settled by the disputing Parties through consultation. In case the disputing Parties fail to reach an agreement within thirty (30) days of the dispute, such dispute may be submitted by any Party to the [Beijing] Arbitration Commission (“BAC”) for arbitration by three arbitrators designated in accordance with the arbitration rules of BAC then in effect.  The arbitration award shall be final and binding upon the disputing Parties.

9.4       Any right, power and remedy granted to a Party under any provision of this Agreement shall not preclude any other right, power or remedy such Party is entitled to under any laws or regulations or any other provision of this Agreement.  The exercise of its right, power and remedy by a Party shall not preclude the exercise of any other right, power and remedy that such Party is entitled to.

9.5       Any Party’s failure or delay in exercising any of its right, power and remedy (“Such Rights”) under this Agreement or laws shall not result in a waiver of Such Rights, nor shall any single or partial waiver of any Such Right preclude any exercise of Such Right in other manner or the exercise of any other Such Rights by such Party.

9.6       The headings in this Agreement shall be for reference purpose only and shall not be used for or affect the construction of the Agreement in any event.

9.7       Each provision of this Agreement shall be severable and independent of each of the other provision. In the event that one or several provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected.

9.8       Any amendment or supplement to this Agreement shall be made in writing, and shall take effect after duly executed by the Parties.

9.9       Without prior written consent of the WFOE, the Domestic Company and the Existing Shareholders shall not transfer any of its rights and/or obligations under this Agreement to any third party. The WFOE shall be entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it after notifying the Existing Shareholders and the Domestic Company.

9.10 This Agreement shall be binding upon the legal successor of each Party.

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[Signature Page of the Shareholders’ Voting Rights Entrustment Agreement]

IN WITNESS WHEREOF, this Shareholders’ Voting Rights Entrustment Agreement has been duly executed by the Parties as of the date and at the place first above written

[BEIJING MIYUAN INFORMATION TECHNOLOGY CO., LTD.]
(Company Seal)

Signature:	/s/ Zhang Yahong
Name:	[ Yahong ZHANG ]
Title:	Legal Representative

[ Tao LU ]

Signature:	/s/ Lu Tao

[ Hui SONG ]

Signature:	/s/ Song Hui

[ Yu ZHANG ]

Signature:	/s/ Zhang Yu

[ BEIJING YOUYUE HUDONG INFORMATION SCIENCE CO., LTD. ]
(Company Seal)
Signature:	/s/ Lu Tao
Name:	[ Tao LU ]
Title:	Legal Representative

Exhibit I. Power of Attorney

I, [             ], hereby irrevocably authorize [                ] to act as my authorized representative to exercise the shareholder’s rights corresponding to the entire equity interests which I hold in [                ] (“Domestic Company”), in accordance with the Shareholders’ Voting Rights Entrustment Agreement entered by [               ] and me, including:

(1)         attending the shareholders’ meeting of the Domestic Company as the representative of the Existing Shareholder;

(2)         representing the Existing Shareholder to vote for all the matters that shall be discussed and resolved by the shareholders’ meeting;

(3)         proposing the convention of the extraordinary shareholders’ meeting;

(4)         any shareholders’ rights as specified by laws; and

(5)         other shareholders’ voting rights under the articles of association of the Domestic Company (including any other shareholders’ voting rights as provided in such amended articles of association).

Signature:
Date: